Exhibit T3A.4

EXECUTION COPY

CERTIFICATE OF MERGER

MERGING

NEW COLT ACQUISITION CORP.

INTO

NEW COLT HOLDING CORP.

Pursuant to the provisions of Section 251 of the
Delaware General Corporation Law

New Colt Holding Corp., a Delaware corporation (the “Company”), which desires to merge with New Colt Acquisition Corp., a Delaware corporation (the “Merger Sub”), hereby certifies that:

FIRST:  The name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name	State of Incorporation
New Colt Acquisition Corp.	Delaware
New Colt Holding Corp.	Delaware

SECOND:  An Agreement and Plan of Merger, dated as of July 12, 2013 (the “Merger Agreement”), by and among Colt Defense LLC, a Delaware limited liability company, the Company, Merger Sub and Donald E. Zilkha and Edward L. Koch III, as the Stockholder Representatives, setting forth the terms and conditions of the merger, has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Sections 228 and 251 of the Delaware General Corporation Law (the “DGCL”).

THIRD:  The Company shall be the surviving corporation of the merger, and the name of the surviving corporation shall be “New Colt Holding Corp.” (the “Surviving Corporation”).

FOURTH:  The merger shall be effective as of the time of the filing of this Certificate of Merger.

FIFTH:  By reason of the merger herein certified, the Certificate of Incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit A hereto, and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisions of the DGCL.

SIXTH:  An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation located at 545 New Park Avenue, West Hartford, CT 06110.

SEVENTH:  A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger this 12th day of July, 2013,

NEW COLT HOLDING CORP.

By:	/s/ Dennis Veilleux
Name: Dennis Veilleux
Title: Authorized Officer

[SIGNATURE PAGE TO CERTIFICATE OF MERGER]

Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW COLT HOLDING CORP.

FIRST:  The name of this corporation shall be:  New Colt Holding Corp.

SECOND:  Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000).  The shares shall consist entirely of Common Stock, par value of $.01.

FIFTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.